January 21, 2007

Mr. E. Van Cullens

Chief Executive Officer

Westell Technologies, Inc.

750 N. Commons Drive

Aurora, Illinois 60504

Dear Van:

As you know, the Compensation Committee of the Board of Directors of Westell Technologies, Inc. (the “Company”) approved a deferred incentive compensation program for you effective for the Company’s fiscal year ended March 31, 2004 and for subsequent fiscal years (the “Program”). The Program, originally described in a letter provided to you in 2003, was amended and restated in December 2005. This letter constitutes a further amendment and restatement of the Program. Notwithstanding any provision of the Program to the contrary, the Program is subject to the provisions of Internal Revenue Code Section 409A (“Section 409A”) and at all times shall be interpreted and administered so that it is consistent with Section 409A.

You are eligible for a deferred incentive compensation award in each year you serve as Chief Executive Officer of the Company. The amount of deferred incentive compensation to be awarded to you shall be based on the Company’s Consolidated Net Income Before Income Taxes as set forth in the Company’s audited financial statements for March 31, 2004 and

Mr. E. Van Cullens

January 21, 2007

subsequent fiscal years plus any gain on the sale of the Company's interest in Conference Plus, Inc. The amount of the award shall be determined in accordance with Exhibit A attached to this letter.

Your rights to the deferred compensation awarded to you under this Program prior to March 31, 2006 are now vested. Any amounts earned by you in the fiscal years ending after March 31, 2006 will be fully vested at the time the amounts are determined as set forth above. The amounts earned under the Program will also be fully vested in the event of your death or termination of employment by permanent and total disability or upon a change in control of the Company (as defined in the Company’s employment offer to you dated June 28, 2001). Any unvested amounts which you may earn under the Program after March 31, 2006 will be forfeited if you terminate employment in any other manner; provided, however that if you retire during the fiscal year commencing April 1, 2006 but remain engaged as a consultant in accordance with the terms of the consulting agreement between you and the Company through March 31, 2007, you shall be fully vested in any deferred incentive compensation you earned during the 2007 fiscal year. Consulting services rendered after March 31, 2007 shall not entitle you to any deferred incentive compensation.

The deferred incentive compensation earned by you and vested hereunder will be paid to you as soon as practicable on or after January 1 of the taxable year following your retirement or other termination of employment; provided, however, that because you are a key employee (as defined by Section 409A), in no case shall your payment be made before the date

Mr. E. Van Cullens

January 21, 2007

that is six (6) months after your termination of employment. Your deferred incentive compensation earned under this Program will be paid to you in a lump sum.

Any amounts you earn under this Program will be credited to a bookkeeping account on the Company’s books. The amount credited to this account will be treated as if it were invested in accordance with the directions given by you to the Company from time to time pursuant to the form of direction attached as Exhibit B to the 2003 letter that announced the Program. The balance in the account will be adjusted at the end of each calendar quarter while you are employed to reflect any earnings or losses from these deemed investments.

The Company shall establish a rabbi trust and pay to the trust from time to time an amount equal to any amount earned under the Program as determined in accordance with Exhibit A. The amounts contributed to the rabbi trust may be invested by the trustee to fund the Company’s obligations to make the deferred payments to you under the Program.

Notwithstanding the foregoing, the balance in your deferred compensation account will be paid to you in a lump sum within 30 days after a change in control (as defined in Section 409A) of the Company or within 90 days after your death or termination of employment by permanent and total disability (as defined in Section 409A).

The Compensation Committee shall have the right to accelerate the payment of vested amounts earned under this program in the event of an unforeseeable emergency (as defined in Section 409A) arising out of illness or accident that befall you, your spouse or dependent, or

Mr. E. Van Cullens

January 21, 2007

such other cause as the Committee shall, in its sole discretion, determine to be an unforeseeable emergency in accordance with Section 409A.

Your rights under the Program will not be assignable by you or otherwise transferable. However, you may designate your beneficiary or beneficiaries to receive payments due under the Program in the event of your death. Your beneficiary designation will be effective only upon filing with the Company’s Director of Human Resources. In the event of your death without having designated a beneficiary, any remaining unpaid amounts credited to you under the Program will be paid to your estate.

This Program shall be interpreted under the laws of the state of Illinois.

Very truly yours,

/s/ Paul A. Dwyer

on behalf of the Compensation Committee

EXHIBIT A

Consolidated	Deferred Compensation
Income Before			Cumulative
Income Taxes*	Rate	Max Award	Maximum

Up to $2,500,000	5%	$125,000	$ 125,000

Next $3,750,000	4%	$150,000	$ 275,000

Next $6,250,000	3%	$187,500	$ 462,500

Next $6,250,000	2%	$125.000	$ 587,500

Next $6,250,000	1%	$ 62,500	$ 650,000

*Plus any gain on the sale of the Company's interest in Conference Plus, Inc.